UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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FORUM ENERGY TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
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2023 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE EXECUTIVE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

Dear Fellow Stockholders,	March 27, 2023
On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. (“Forum,” “FET,” or the “Company”), which will be held at 8:00 a.m., Central Daylight Time, on May 12, 2023, at our principal offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
The World Needs Energy – Traditional and New Sources
As we saw in 2022, with the relaxing of COVID-19 policies and increased amount of global travel, energy demand, especially for oil and gas, continues to grow. However, years of suppressed capital investment by oil producing companies and services companies have limited the supply growth. As a result, we believe FET is uniquely positioned to deliver solutions our customers value. Our key components and consumable products are designed to enhance our customers' long-life assets.
While serving our customers who provide services and operations associated with traditional energy sources, FET has also developed a strategy to participate in the energy transition. In addition to working to expand our environmental disclosures and seeking ways to decrease our own emissions, we are investing in the development of technology that would allow our customers to operate more efficiently and permit new energy solutions to become more economical. We believe it is important for us to participate in the energy transition by utilizing our core competencies. For example, through our Subsea product line, we are able to support the offshore wind industry in connection with the construction and maintenance of windmill farms. Offsetting the global use of traditional hydrocarbons will take time, but FET is well positioned to grow in this area.
FET Achievements in 2022 1
As we emerged from the COVID-19 pandemic and the associated global supply chain constraints, FET really showed what we are capable of in 2022. Compared to the prior year, our revenue increased by 29%, and net income and our adjusted EBITDA grew by 104% and 194%, respectively. Driven by this strong operational performance, our stock price improved by 84% during 2022. In addition, following the conversion of $122.8 million, or approximately 48%, of the Company’s 9.00% Convertible Senior Secured Notes into FET common shares, our financial position was materially strengthened. We now have a larger equity base and more liquidity in our stock, less debt and more free cash flow due to lower interest expense. Our stronger balance sheet, much improved operating performance, and the largest order book in years all combine to set us up exceptionally well for 2023. FET’s board of directors is pleased with this dramatic improvement in such a short period of time.
Succession Planning and Diversity Focus
Developing the next generation of executives is of critical importance to our board of directors. With the promotion of Mr. Neal A. Lux to President and Chief Executive Officer in February 2022, and the recent addition of other members to executive management, we believe FET has a high performing leadership team ready to take on the new challenges of the dynamic energy industry. The board of directors has a high degree of confidence in executive management.
Mr. John Schmitz retired from our board of directors in March 2023 after more than ten years of service. We thank Mr. Schmitz for his dedicated service.
Diversity is also a key area of focus. Over the past two years, we have significantly enhanced the gender and ethnic diversity of our board of directors and our company officers with several new appointments. We plan to continue to push for greater diversity as openings develop.

1 See Appendix A for a reconciliation of GAAP to non-GAAP financial measures.

2023 and Beyond
We enter 2023 with a strong balance sheet, a well positioned product offering, and our largest order backlog in many years. We believe we can build on FET's good 2022 operating performance. The strong market fundamentals in 2023 are setting a firm foundation, we have the right technologies and innovations to help our customers grow, and our team is ready to execute. Thank you for your continued engagement with FET.
Sincerely,
C. Christopher Gaut
Executive Chairman of the Board

FET ENERGY TRANSITION MARKETS AND OUR PRODUCTS

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2023
The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 12, 2023, at our principal offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064 for the following purposes:

	Description:	Board Recommendation:
Proposal 1	Elect the three persons named in this proxy statement as directors for terms of three years.	FOR ALL
Proposal 2	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.	FOR
Forum’s board of directors has established March 17, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.
We are utilizing the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On or about the date hereof, we are mailing to our stockholders proxy materials, including this proxy statement, our annual report on Form 10-K for the year ended December 31, 2022 (the "2022 10-K") and a proxy card, or a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2023 proxy statement and our 2022 10-K. The notice provides instructions on how you can request a paper copy of these documents, if you desire. Stockholders are urged, whether or not they expect to be present at the meeting, to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials or voting instruction form, as applicable. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

By order of the Board of Directors,
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
March 27, 2023
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Central Daylight Time. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting. You are invited to attend the meeting in-person.

Forward-Looking Statements and Website References
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

FORUM ENERGY TECHNOLOGIES, INC.
10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064

PROXY STATEMENT
FOR
2023 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. to be held on May 12, 2023, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.
We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice or voting instruction form, as applicable.
All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.
All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
The board of directors has established March 17, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 10,297,809 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum.
The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes “withheld” than votes “for” such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority in voting power of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.
Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. As a result, we urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected, abstentions will not affect the outcome of the voting on this item. Because the approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority in voting power of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the applicable matter, abstentions will have the same effect as votes against these proposals.
Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting deadline at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:
Proposal 1: “FOR ALL”;
Proposal 2: “FOR”; and
Proposal 3: “FOR”.
COST AND METHOD OF PROXY SOLICITATION
We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

SECURITY OWNERSHIP
The following table sets forth information as of March 17, 2023 with regard to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Stockholders owning 5% or more:
MacKay Shields LLC 1345 Avenue of the Americas, 42nd Floor New York, NY 10105 (3)	1,199,110	11.6%
Polen Capital Management, LLC 1825 NW Corporate Blvd., Suite 300 Boca Raton, FL 33431 (4)	946,123	9.2

Directors, Director Nominees, and Named Executive Officers:
C. Christopher Gaut (5)	310,740	3.0
Evelyn M. Angelle (6)	10,683	*
John A. Carrig (7)	56,787	*
Michael McShane	10,936	*
Louis A. Raspino, Jr.	6,930	*
Dr. Emily Reichert, Ph.D.	3,093	*
Paul E. Rowsey III	6,539	*
Neal A. Lux	107,612	*
D. Lyle Williams	54,524	*
John C. Ivascu	40,234	*
All executive officers and directors as a group (11 persons)	643,582	6.2%
__________________________
* Less than 1% of issued and outstanding shares of common stock.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
(2)The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 17, 2023 by exercise of stock options or vesting of restricted stock units as follows: Mr. Gaut — 41,715; Mr. Williams — 4,609; and Mr. Ivascu — 355 and all current executive officers and directors as a group — 52,994.
(3)The number of shares reported is as of January 3, 2023 and is based on a Schedule 13G/A filed with the SEC on January 17, 2023 by MacKay Shields LLC. The Schedule 13G/A reports sole voting power for 1,199,110 shares of common stock, shared voting power for no shares of common stock, sole dispositive power for 1,199,110 shares of common stock and shared dispositive power for no shares of common stock. The MainStay High Yield Corporate Bond Fund, a registered investment company for which Mackay Shields acts as sub-investment advisor, may be deemed to beneficially own 5.85% of the Company’s common stock (as of the Schedule 13G/A’s filing date).

(4)The number of shares reported is as of December 29, 2022 and is based on a Schedule 13G filed with the SEC on February 10, 2023 by Polen Capital Management, LLC and Polen Capital Credit, LLC, 1075 Main Street, Suite 320, Waltham, MA 02451. The Schedule 13G reports sole voting power for 800,132 shares of common stock, shared voting power for no shares of common stock, sole dispositive power for 946,123 shares of common stock and shared dispositive power for no shares of common stock.
(5)Includes 13,950 shares held in Uniform Transfers to Minors Act accounts, over which Mr. Gaut and his spouse maintain joint ownership for the benefit of their grandchildren.
(6)Includes 900 shares of common stock beneficially owned by Ms. Angelle’s spouse.
(7)Includes 50,900 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

PROPOSAL 1: ELECTION OF DIRECTORS
The board of directors comprises eight members. These eight members are divided into three classes with three members in Class I, three members in Class II and two members in Class III. Ms. Angelle and Mr. Carrig, each a Class II director, were last elected by stockholders at the 2020 Annual Meeting of Stockholders, and their term will expire at the 2023 annual meeting. Mr. Lux, also a Class II director, was appointed to the board of directors in February 2022, and his term will expire at the 2023 annual meeting. Mr. Lux was appointed by the board of directors, which identified and recommended him as a director, in connection with its succession planning focus. Mr. McShane, a Class III director, was last elected by stockholders at the 2021 Annual Meeting of Stockholders, and his term will expire at the annual meeting of stockholders to be held in 2024. Mr. Rowsey, also a Class III director, was appointed to the board of directors in November 2021, and his term will expire at the annual meeting of stockholders to be held in 2024. Messrs. Gaut and Raspino, and Dr. Reichert, each a Class I director, were last elected by stockholders at the 2022 Annual Meeting of Stockholders, and their term will expire at the annual meeting of stockholders to be held in 2025. Our board of directors believes that the current number of directors is appropriate for the Company at this time, taking into consideration the Company’s size and the broad diversity of skill sets.
Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance and Sustainability Committee (the “NG&S Committee”), has nominated for submission to the stockholders Ms. Evelyn M. Angelle and Messrs. John A. Carrig and Neal A. Lux as Class II directors for a term of three years, each to serve until the annual meeting of stockholders in 2026 or until his or her successor is elected and qualified.

If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have completed your proxy in favor of such unavailable nominee, your vote will be cast for the substitute nominee. Our board of directors has determined that Ms. Angelle and Mr. Carrig are “independent” as that term is defined by the applicable NYSE listing standards. Mr. Lux is not independent given his position as our President and Chief Executive Officer.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the three nominees receiving the greatest number of votes cast “FOR” will be elected as directors. Your board of directors unanimously recommends a vote “FOR ALL” of the aforementioned director nominees.

DIRECTOR QUALIFICATIONS

Each of our directors brings a unique background and skill set to our board of directors, creating a diverse group of leaders with a breadth of experience in a variety of areas, including leadership, and financial, industry and operations expertise.

Skill / Qualification	Importance
Demonstrated Leadership - CEO, CFO, COO - Public Company Board	Directors with prior experience holding key leadership positions provide us with unique insights. In addition, experience serving on other public company boards of directors is valuable. These people also generally possess leadership qualities and the ability to develop those attributes in others. Their experience developing talent and solving problems in large, complex organizations makes them a valuable asset to our board of directors.
Financial - Capital Markets - Mergers & Acquisitions - Audit & SEC Reporting
Accurate financial reporting and robust auditing are critical to maintain the trust of our stockholders. Five of our directors qualify as audit committee financial experts, if so designated, and all of our directors are financially literate.

Industry Experience - Up-, Mid-, & Downstream - Services Company - Energy Transition	Diverse industry experience equips board members with an understanding of the risks and opportunities associated with different market factors affecting our business, and enhances their knowledge of regulations and key industry players we must consider. In addition, relevant industry experience improves our business strategy as we navigate complex market conditions.
Operations - Manufacturing - International - Information Security	Experience navigating the unique challenges faced by a manufacturing company is particularly beneficial to develop and navigate the Company’s strategic course. In addition, having a domestic and international perspective assists us with the global nature of our business. Experience, knowledge, certifications, skills or other background in information security can be valuable in the board’s oversight of information security risks and policies.
Environmental and Social Risk Oversight - Climate Change - Diversity, Equity & Inclusion	Work experience, certifications, degrees, knowledge, skills or other background in climate-related risks and diversity, equity, and inclusion can be beneficial to the Company in the oversight of related policies and initiatives.
Demographics - Gender - Racial / Ethnic	Our focus on achieving gender and ethnic diversity on the board of directors exemplifies the Company’s commitment to diversity throughout the organization. The board of directors is committed to continuing to focus on diversity as board positions become available following a director’s retirement in accordance with the Corporate Governance Guidelines.

Summarized below is our board of directors’ self-assessment of the number of its members who possess the above skills and competencies:

The following chart shows how each of the key skills and competencies highlighted above are currently represented on the board of directors, and is not intended to be an exhaustive list of skills for each director, but focuses on the primary skills and competencies each director brings.

	Angelle	Carrig	McShane	Raspino	Reichert	Rowsey	Gaut	Lux
Leadership
CEO, CFO, COO	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫
Public Company Board	⚫	⚫	⚫	⚫		⚫	⚫
Financial
Capital Markets	⚫	⚫	⚫	⚫		⚫	⚫
Mergers & Acquisitions	⚫	⚫	⚫	⚫		⚫	⚫	⚫
Audit & SEC Reporting	⚫	⚫	⚫	⚫			⚫
Prior Industry Experience
Up-, Mid-, & Downstream		⚫	⚫	⚫			⚫	⚫
Services Company	⚫		⚫	⚫		⚫	⚫	⚫
Energy Transition	⚫				⚫
Operations
Manufacturing	⚫		⚫	⚫			⚫	⚫
International	⚫	⚫	⚫	⚫		⚫	⚫	⚫
Information Security	⚫			⚫
Environmental and Social Risk Oversight
Climate Change	⚫				⚫
Diversity, Equity & Inclusion	⚫			⚫	⚫	⚫
Other
Engineering / Technology					⚫		⚫	⚫
Legal		⚫				⚫
Innovation / Entrepreneurship	⚫		⚫	⚫	⚫	⚫	⚫	⚫
Demographics
Gender	F	M	M	M	F	M	M	M
Racially/Ethnically Diverse						⚫

OUR DIRECTORS
Set forth below are the names of, and certain information as of March 17, 2023 with respect to, the three nominees for election as Class II directors and the other current members of the board of directors.
Nominees - Class II Directors

 Evelyn M. Angelle – Age: 55, Positions: Audit Committee Chairperson; Nominating, Governance and Sustainability Committee Member

Ms. Angelle was appointed as a Forum director in February 2011 and currently serves as the Chairperson of the Audit Committee and a member of the Nominating, Governance & Sustainability Committee. Ms. Angelle also serves as a member of the board of directors, and as a member of the audit committee, of STEP Energy Services, Ltd., an oilfield services company providing specialized coiled tubing and hydraulic fracturing services. She also serves as a member of the Board of Managers and Chairperson of the audit committee of AMP Americas II, a privately-held renewable natural gas company. Ms. Angelle served as Executive Vice President and Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, and from January 2015 to December 2016, Ms. Angelle has been a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President – Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From April 2003 to December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations.
Before joining Halliburton in 2003, Ms. Angelle worked for fifteen years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation services to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. She is National Association of Corporate Directors ("NACD") Directorship Certified and earned a certificate in cybersecurity oversight from Carnegie Mellon University / NACD.
The board of directors selected Ms. Angelle because of her professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance. In addition, she brings to the board of directors added judgment about supply chain, investor relations, the financial management of large oilfield service corporations and renewable energy. Furthermore, Ms. Angelle's significant experience championing diversity initiatives provides our board of directors with a valuable perspective on important human capital issues relevant to our Company. She is financially literate and considered by our board of directors to be an audit committee financial expert.

John A. Carrig – Age: 71, Positions: Nominating, Governance and Sustainability Committee Chairperson; Audit Committee Member

Mr. Carrig was appointed as a Forum director in July 2011 and currently serves as the Chairperson of the Nominating, Governance and Sustainability Committee and as a member of the Audit Committee. He retired from ConocoPhillips in March 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips’ management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig previously served on the board of directors of WPX Energy, Inc., a public oil, natural gas and natural gas liquids producer, prior to its merger with Devon Energy in January 2021.

The board of directors selected Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is financially literate and considered by our board of directors to be an audit committee financial expert.
Neal A. Lux – Age: 47, Positions: President and Chief Executive Officer

Mr. Lux was appointed as President and Chief Executive Officer of Forum and a member of our board of directors in February 2022. Mr. Lux previously served as the Company’s Executive Vice President and Chief Operating Officer from December 2020 to February 2022. From January 2009 to December 2020, Mr. Lux held various operations roles of increasing responsibility with the Company and its subsidiaries, including Executive Vice President – Operations; Senior Vice President - Completions; Managing Director – Global Tubing; and President – Global Tubing. He holds a B.S. in Industrial Engineering from Purdue University.
The board of directors selected Mr. Lux because of the length and breadth of his experience in the oil and gas industry, and the perspectives he brings as a result of his long service with the Company in a variety of leadership roles; operational and financial expertise in the oil and gas industry; and knowledge of the demands and expectations of our customers, employees and other stakeholders.
Class I Directors

C. Christopher Gaut – Age: 66, Positions: Executive Chairman of the Board

Mr. Gaut currently serves as Executive Chairman of the Board, having previously served as our President and Chief Executive Officer from November 2018 until his retirement from those positions in February 2022, and as Chairman of the Board from December 2017. Prior to that, from May 2017 to December 2017, he served as Executive Chairman of the Board, and as Chief Executive Officer from May 2016 to May 2017. From August 2010 to May 2016, he served as President, Chief Executive Officer and Chairman of the Board, and as one of our directors since December 2006. He served as a consultant to SCF Partners from November 2009 to August 2010, and an industry advisor from May 2017 to November 2018. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was a Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco’s Chief Financial Officer from 1988 until 2003.
Mr. Gaut is currently a member of the board of directors of EOG Resources, Inc., a public independent crude oil and natural gas company, and previously served as a director of Valaris plc, a provider of offshore contract drilling services, and Key Energy Services Inc., a well services provider.
The board of directors selected Mr. Gaut because of his prior experience as our President and Chief Executive Officer; previous executive leadership roles with leading energy companies; operational and financial expertise in the oil and gas business; financial literacy; knowledge of the demands and expectations of our customers; and service as a board member of other public companies.
Louis A. Raspino, Jr. – Age: 70, Positions: Compensation and Human Capital Committee Chairperson

Mr. Raspino was elected as a Forum director in January 2012 and currently serves as the Chairperson of the Compensation and Human Capital Committee. He also currently serves as a director, audit committee member, and compensation committee Chairperson of Tidewater Inc., a public owner and operator of offshore support vessels in the energy industry. In addition, he serves as a director and member of the compensation and audit committees of American

Bureau of Shipping, a private company. He served as Chairman of Clarion Offshore Partners, LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to the present. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.
The board of directors selected Mr. Raspino because of his significant experience as an executive officer of other energy companies; service as a member of other public company boards of directors; operational, strategic and financial expertise in the oil and gas business; and financial literacy and qualifications as an audit committee financial expert. In addition, in connection with his service as a senior executive officer, Mr. Raspino oversaw the implementation of programs designed to ensure equality and to develop a culture of inclusiveness.
Dr. Emily Reichert, Ph.D. – Age: 49, Positions: Nominating, Governance and Sustainability Committee Member

Dr. Reichert was appointed as a Forum director in July 2021 and currently serves as a member of the Nominating, Governance and Sustainability Committee. She also currently serves as Chief Executive Officer Emeritus and a member of the board of directors of Greentown Labs, the largest climate tech incubator in North America. Dr. Reichert served as the Chief Executive Officer of Greentown Labs from January 2013 until December 2022. She began her career at Arthur D. Little as a Ph.D. scientist and progressed into research and technology advancement, business development and general management roles. Prior to forming Greentown Labs, she was the Director of Business Operations at the Warner Babcock Institute for Green Chemistry where she helped grow the angel-funded startup into a sustainable contract research and development business with a mission to minimize the environmental impact of chemical products. She has been appointed to leadership positions on innovation, economic development, entrepreneurship, and clean technology commercialization at the city, state, and federal level, including the City of Somerville’s Chamber of Commerce, the Massachusetts Governor’s Economic Development Planning Council, the Massachusetts Advanced Manufacturing Collaborative, and the U.S. Secretary of Commerce’s National Advisory Council on Innovation and Entrepreneurship. Dr. Reichert holds a Ph.D. in Physical Chemistry from the University of Wisconsin-Madison and earned her MBA from MIT Sloan School of Management.
The board of directors selected Dr. Reichert because of her significant experience in the areas of sustainability and climate change, including as an executive officer, scientist, and thought leader for clean technologies.
Class III Directors

Michael McShane – Age: 68, Positions: Lead Independent Director; Compensation and Human Capital Committee Member

Mr. McShane was appointed as a Forum director in September 2010 and currently serves as a member of the Compensation and Human Capital Committee and as our Lead Independent Director. He is currently Chairman of the Board of NCS Multistage, a public provider of various downhole completion tools and technologies, a position he has held since 2012. Mr. McShane formerly served as an Operating Partner to Advent International, an international private equity fund, a role he held from September 2009 through 2018. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017; and served as a director of Enbridge, Inc., an energy infrastructure company, following the completion of Enbridge’s acquisition of Spectra Energy Corp in February 2017 until October 2018. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, from the completion of Superior Energy Services’ acquisition of Complete Production Services in February 2012 until February 2021. Mr. McShane also previously served as a director of Oasis Petroleum Inc., a public exploration and production company, from May 2010 until November 2020.

Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.
The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies, and oilfield service companies throughout the world. Mr. McShane is financially literate and qualifies as an audit committee financial expert. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as our Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

Paul E. Rowsey III – Age: 68, Positions: Compensation and Human Capital Committee Member; Audit Committee Member

Mr. Rowsey was appointed as a Forum director in November 2021 and currently serves as a member of the Audit Committee, and Compensation and Human Capital Committee. He is also the founder and Chairman of E2M Partners, LLC, a sponsor and manager of private real estate equity funds, a role he has held since November 2004. Mr. Rowsey is the former Executive Chairman of the Board of JLB Partners, a national developer, builder and manager of Class A multi-family assets in select markets in the United States. He previously served as Non-Executive Chairman of Valaris plc, a publicly traded offshore driller contractor, and its predecessor, Ensco plc. Mr. Rowsey was also formerly the President and Chief Executive Officer of Compatriot Capital from May 2011 to September 2017, when he retired, and a founder and the managing partner of E2M Partners, LLC. He brings a wealth of diversity, equity and inclusion experience to our board of directors as a result of his service on the Board of Trustees of a public school system, work with Cherokee Nation officials to improve educational opportunities for Native Americans, and direct work as a private company board member to address racial and gender initiatives. Mr. Rowsey is a graduate of Duke University and Southern Methodist University School of Law, and he is a citizen of the Cherokee Nation.
The board of directors selected Mr. Rowsey because of his extensive knowledge of the oil and gas industry; his expertise in financial, business and legal matters, including his experience as the President and Chief Executive Officer of Compatriot Capital, Inc.; his experience as the founder and the managing partner of E2M Partners; his extensive negotiating experience in complex business transactions; and his general business acumen.

DIRECTOR COMPENSATION
Generally
The Compensation and Human Capital Committee periodically engages Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, to conduct a market-based director compensation study. In December 2021, the study prepared by Meridian indicated that total non-executive director compensation was positioned competitively with the applicable market median. As a result, the Compensation and Human Capital Committee determined that it was appropriate not to recommend any changes to the level of non-employee director compensation for 2022.
Directors’ fees
In 2022, all non-executive directors were eligible to receive annual compensation of $220,000. We customarily provide director compensation through cash and stock incentive awards. However, the board of directors elected to again forego an annual stock award, receiving such amount in cash payments over the course of the year in order to minimize stockholder dilution. All of our directors remain subject to our Stock Ownership Requirements Policy, which requires them to hold three times the standard annual cash retainer of $70,000 in the form of the Company’s common stock or other eligible forms of beneficial ownership. As of December 31, 2022, all of our directors were in compliance with the Stock Ownership Requirements Policy or were within the five year grace period afforded by the policy for them to obtain compliance. Pursuant to the Stock Ownership Requirements Policy, if a director has satisfied the policy’s requirements on a prior determination date, a decrease in the applicable closing stock price following such date does not cause a director to be non-compliant with the policy.
In addition, directors are eligible to receive compensation for committee and other board leadership positions. The Chairperson of the Audit Committee received an annual cash retainer of $20,000, and the other members of that committee received an annual cash retainer of $10,000. The Chairperson of the Compensation and Human Capital Committee received an annual cash retainer of $15,000, and the other members of that committee received an annual cash retainer of $7,500. The Chairperson of the NG&S Committee received an annual cash retainer of $10,000, and the other members of that committee received an annual cash retainer of $5,000. The Lead Independent Director received an annual cash retainer of $20,000. We do not pay meeting fees to our directors.
The following table provides information on Forum’s compensation for non-executive directors in 2022:

Non-Executive Director Compensation for the Year Ended December 31, 2022

Name	Total ($)
Evelyn M. Angelle	245,000
John A. Carrig	240,000
Michael McShane	247,500
Louis A. Raspino, Jr.	235,000
Dr. Emily Reichert, Ph.D.	225,000
Paul E. Rowsey III	115,000
John Schmitz (1)	230,000

(1)     Mr. Schmitz retired from the board of directors in March 2023.

As of December 31, 2022, the total number of shares of common stock subject to outstanding stock option awards and restricted stock or restricted stock unit awards held by each non-executive director was as follows:

Name	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	4,248
John A. Carrig	4,248
Michael McShane	—
Dr. Emily Reichert, Ph.D.	—
Paul E. Rowsey III	—
Louis A. Raspino, Jr.	—
John Schmitz (2)	—

(1)As of December 31, 2022, Ms. Angelle and Mr. Carrig each held 4,248 vested, but unsettled, restricted stock units. Ms. Angelle has elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Mr. Carrig elected to defer settlement of 1,000 restricted stock units until the earlier of 10 years from the date of grant or his separation from service as a director, and elected to defer settlement of 3,248 restricted stock units until the date of his separation from service as a member of our board of directors.

(2)Mr. Schmitz retired from the board of directors in March 2023.

CORPORATE GOVERNANCE
We are committed to adhering to sound principles of ethical conduct and good corporate governance and pay practices. We believe that our practices reflect good compensation, governance and market practice.
Core Values. Our Core Values of No One Gets Hurt, Integrity, Customer Focus and Good Place to Work are the foundation of our Company’s culture. It is the belief of our board of directors and management that by adhering to these values we are able to protect the Company’s reputation and maximize stockholder value. Our Core Values are meant to inform the way that we do business, establish the framework for our governance programs and dictate the way management is expected to interact internally and externally.
Board of Directors. The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation and Human Capital Committee, and NG&S Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees from time to time. During 2022, the board of directors held four meetings. Each director attended at least 90% of the total number of meetings of the board of directors and committees on which he or she served. Directors are expected to attend all meetings of the board of directors and committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. Eight of our directors who were then serving attended the 2022 Annual Meeting of Stockholders. Dr. Reichert did not attend the 2022 annual meeting.
Board Culture. The board of directors has established and continues to focus on developing a culture that results in the arrival at decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. It is the belief of our board of directors that a strong culture affects all facets of the organization. The directors also strive to hold management to the highest standards and challenge them to maximize stockholder value and maintain adherence to our Core Values.
Code of Conduct. Our board of directors has adopted a Code of Conduct (the “Code of Conduct”), which applies to all of our directors, officers, employees and others working on Forum’s behalf. The Code of Conduct describes the responsibility of these individuals to comply with the legal and ethical requirements governing our business conduct, including:
•    Protecting our assets and those of our customers;
•    Fostering a safe and healthy work environment;
•    Dealing fairly with customers and other third parties;
•    Conducting international business properly;
•    Reporting misconduct;
•    Guarding employees from harassment and retaliation; and
•    Environmental, social and governance matters.
On an annual basis, specifically identified employees are requested to complete a questionnaire. The questionnaire is designed to audit internal compliance with the Company’s Code of Conduct. All questionnaire responses are reviewed and investigated by a committee under the supervision of our General Counsel. The Code of Conduct is supplemented by our other corporate policies, including our Financial Code of Ethics, which sets forth the ethical principles by which our principal executive officer (“CEO”), principal financial officer (“CFO”), principal accounting officer (“PAO”), controllers and other senior financial and accounting officers are expected to conduct themselves when carrying out their duties and responsibilities.
Any waivers to our Code of Conduct or Financial Code of Ethics can only be made by the board of directors or a committee thereof. Any amendment to, or waiver from, a provision of the Code of Conduct or Financial Code of Ethics that (i) applies to our CEO, CFO, PAO, controllers or other persons performing similar functions to the foregoing, and (ii) relates to any element of the code of ethics definitions, as enumerated in Item 406(b) of SEC Regulation S-K will be posted on the Company’s website at www.f-e-t.com within four business days following the date of the amendment or waiver. There have been no waivers of the Code of Conduct or Financial Code of Ethics.
Directors, officers and specifically identified employees are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct and the Financial Code of Ethics are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.
Executive and Director Stock Ownership Requirements. To further align the interests of our directors and executive officers with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires our named executive officers and non-employee directors to own shares equal to specified amounts of our common stock, set at a multiple of the directors’ base annual cash retainer or the officers’ base annual salary, in each case, in effect as of January 1 of each applicable year. Targets are based on multiples of annual retainer or base salary. The ownership levels required under the amended Stock Ownership Requirements Policy are as follows:

Role	Multiple
Executive Chairman / CEO	5x
Non-executive director	3x
Executive Vice President	2x
Corporate Senior Vice President	1x
All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company) and officers are expected to reach this level of target ownership within the later of five years after becoming subject to the policy, or three years of a promotion to a higher target multiple. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units), earned but unvested performance shares and certain shares owned by key stockholders affiliated with such directors are counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options and SARs are not counted. An officer who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise price or taxes, as applicable. Each of our directors and named executive officers satisfies the stock ownership requirements set forth in the policy or are within the three- or five-year grace period. Pursuant to the Stock Ownership Requirements Policy, if an executive or director has satisfied the policy’s requirements on a prior determination date, a decrease in the applicable closing stock price following such date is not considered to result in non-compliance on a subsequent determination date. Given the significant value of shares required to be held, we believe the policy is effective in aligning the interests of our directors and named executive officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.
Corporate Governance Guidelines. The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines (the “Corporate Governance Guidelines”) that it believes are consistent with our Core Values, and that assist the board of directors in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and its committees, and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and, as appropriate, revises the Corporate Governance Guidelines to ensure that they reflect the board of director’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

❖ Six of our eight directors are independent. Mr. Gaut does not qualify as an independent director given his prior service as our President and Chief Executive Officer, and Mr. Lux does not qualify as an independent director given his service as our current President and Chief Executive Officer.

❖ Two directors have been formally designated by our board of directors as audit committee financial experts, three other directors would qualify as such, if so designated, and all of our directors would qualify as financially literate, if so designated.

❖We have six directors who have served or are serving as a Chief Executive Officer and five directors who have served as a Chief Financial Officer.
❖Diversity and inclusion are part of our values and we believe our board of directors encompasses a diverse mix of perspectives, experiences, geography, gender, and race/ethnicity. To that end, two of our directors are female (one of whom chairs our Audit Committee) and one of our directors is racially/ethnically diverse. As of March 17, 2023, 50% of our non-executive board member seats were held by individuals of under-represented categories on public company boards. Our board of directors is committed to establishing further gender and ethnic diversity.

Director Independence.  Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation and Human Capital Committee must qualify as “independent directors” in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all Audit Committee members also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all facts and circumstances it deems relevant in making independence determinations.
Our board of directors has determined that six of our directors (Ms. Angelle, Dr. Reichert and Messrs. Carrig, McShane, Raspino and Rowsey) qualify as “independent directors” in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation and Human Capital Committee qualifies as “independent” under the Exchange Act and applicable SEC rules. In 2022, the board of directors also determined that Mr. Schmitz was independent under these standards. Mr. Schmitz retired from the board of directors in March 2023. In addition, Mr. Gaut does not qualify as independent given his prior service as our President and Chief Executive Officer, and Mr. Lux does not qualify as independent given his current service as our President and Chief Executive Officer.
In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, and the additional standards established for members of audit committees and compensation committees.
In connection with its determination as to the independence of Mr. Schmitz in 2022, our board of directors considered the relationships between us and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and Mr. Schmitz’s affiliates, please see “Conflicts of Interest and Related Person Transactions.” Our board of directors believes that these transactions and relationships did not adversely affect Mr. Schmitz’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise his independence. During 2022, Forum did not use corporate funds for the purpose of political advocacy or campaign contributions. Corporate funds were also not directed to trade organizations with the intent to influence legislation.
Separation of Chairman and CEO Roles. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. The roles of Chief Executive Officer and Chairman are currently separate, with Mr. Gaut, our former President and Chief Executive Officer, serving as Executive Chairman of the board of directors, and Mr. Lux serving as our current President and Chief Executive Officer. We believe separating these roles, while retaining Mr. Gaut in the role of Executive Chairman, allows Mr. Lux to focus on the day-to-day-management of the business and on executing our strategic priorities, while also allowing Mr. Gaut to use his significant level of experience as a chief executive and board chairman in continuing to lead the board of directors and provide advice and counsel to Mr. Lux.
Strong Lead Independent Director. Mr. McShane is our Lead Independent Director, a position he has held since May 2017. As Lead Independent Director, he presides over the executive sessions of the non-management directors, and is responsible for serving as a liaison between the Executive Chairman of the Board and the independent directors, approving meeting schedules, and, if requested by a major stockholder, ensuring he is available for consultation and direct communication with such stockholder. During periods in which the roles of Chairman of the Board and Chief Executive Officer are combined, our Corporate Governance Guidelines provide that there must be a Lead Independent Director; however, our board of directors believes that the appointment of a Lead Independent Director is a governance best practice, regardless of whether the roles of Chief Executive Officer and Chairman of the Board have been combined. As such, since the Company’s initial public offering in 2012, a Lead Independent Director has been appointed at all times.
Executive Sessions. The non-management directors meet regularly in executive session without management participation before and/or after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Lead Independent Director, Mr. McShane presides over these meetings of the independent directors. In 2022, our board of directors held at least one executive session at each of its regularly scheduled meetings.
Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us and in making regular assessments of risk a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for the general oversight of risks, including strategic risks. The risks described in this section include those formally monitored at a board of directors or committee level but do not represent a complete list of all areas that are considered and addressed from time to time by the board of directors and its committees. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, regulatory and accounting compliance, and litigation. Our board of directors satisfies its oversight responsibility by receiving thorough reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for the oversight of particular risks. Management has established an enterprise risk management process that includes key leaders within the organization and that is reviewed on an annual basis by the Audit Committee to provide for consistency of risk considerations in making business decisions. Under this framework, management assesses the likelihood and potential impacts of risks within the next three years, and annually reassesses the risk environment. As part of the process that has been implemented, risks impacting the Company, including risks related to human capital, financing, intellectual property and technology, supply chain, macroeconomics, and environmental, social and governance matters, are taken into consideration and presented to the Audit Committee. In addition, we have an independent internal audit department reporting directly to the Audit Committee that reviews adherence to established policies, procedures and accounting controls.
The Compensation and Human Capital Committee oversees risks related to our compensation programs and management retention matters. An independent compensation consultant is under retainer by the committee to review compensation and regulatory risks and trends.
The NG&S Committee oversees the composition and leadership structure of the board of directors; corporate governance risks; our environmental, social and governance (ESG) program and disclosures; information technology matters, including our cybersecurity program; and our overall risk management framework. With the NG&S Committee’s oversight, we have developed disclosures related to our environmental focus, emissions, energy consumption, waste management, natural resources, fleet, political contributions, and workforce diversity. These disclosures are published on our website at https://f-e-t.com/hse/. The Company has a Chief Compliance Officer who reports directly to the Chief Executive Officer. Responsibilities of the Chief Compliance Officer include quarterly presentations to the Audit Committee regarding regulatory compliance, litigation, and allegations of misconduct and presentations to the board of directors regarding certain litigation and regulatory matters.
Information Security. Maintaining and protecting the Company's information and trade secrets is of utmost importance. Through the NG&S Committee, which is solely comprised of independent members, the board of directors monitors cybersecurity related matters. The NG&S Committee receives an Information Technology Report from management at least once during the year. During such reports, management presents to the NG&S Committee programs being implemented to mitigate cybersecurity risks and improve the efficiency of the Company’s information technology resources. The Company has engaged outside consultants to analyze, audit and improve potential cybersecurity weaknesses. In addition, employees are provided with online training courses to build awareness around potential cybersecurity scams and tested periodically to maintain their focus in this important area. The Company maintains cybersecurity insurance to defray costs associated with an information security breach. There have been no material information security breaches in the past three years. Ms. Evelyn Angelle possesses information security skills as a result of a certification she earned and business experience she possesses.
Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors as a group or the non-management directors individually (including to the Lead Independent Director) by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of: John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. All such communications will be conveyed to the Chairman of the Board, the full board of directors, the specified non-management director or the non-management directors as a group, as applicable.
Trading, Hedging and Pledging Matters. Our Insider Trading Policy applies to all directors, officers, and employees of the Company who receive or are aware of material, non-public information regarding (i) the Company and (ii) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, competitors, vendors and suppliers, obtained in the course of employment by or in association with the Company. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock. Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees may only buy or sell Company securities in the public market during specified periods approved by the General Counsel. However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors, officers and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans.
Diversity. Our board of directors and executive management are committed to maintaining a workforce that is comprised of qualified individuals with diversity in background and thought. Each of the Company's last two non-executive director appointments were gender or ethnically diverse. Going forward, the board of directors will actively seek to achieve diversity of personal and professional experiences. When assessing qualifications of prospective nominees, it will consider diversity in the broadest sense, including gender, race and ethnicity.

Environmental and Social Commitment.
Environmental: In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the NG&S Committee oversees the Company’s environmental programs and policies. We believe our environmental programs and policies are appropriate for our size, maturity as a publicly traded company and financial capacity. We regularly assess the size and adequacy of our environmental program. We have allocated additional resources to provide a greater level of focus on the improvement of our environmental initiatives. Through these additional resources, we have focused our attention on the Company’s carbon footprint, continued compliance in jurisdictions where we operate and the implementation of environmental programs. We have established an enterprise level environmental policy and we continue to encourage our suppliers to place greater emphasis in this area. In 2022, there were no reportable spills of hazardous waste as defined by the Environmental Protection Agency’s regulations. In 2021, we implemented a program to improve monitoring of our energy usage. Available on our website is a summary of air emissions, energy consumption, waste management, and fleet fuel usage. In addition, we are highly focused on developing technology for our customers to improve their energy efficiency and reduce their carbon footprint. We are not an “extractive company” and, therefore, do not make payments to governments to unlock wealth from the ground.
As we look ahead, we believe the development of technology that can be utilized by our customers will provide the greatest positive impact on the environment. Forum currently manufactures products and equipment, that can lower the carbon footprint of our customers. In addition, we are taking steps to invest in technologies that further achieve the goal of reducing methane and other greenhouse gas emissions. For example, in December 2021, Forum acquired assets of Reach Production Solutions, which is an early stage multiphase compression technology with potential applications in artificial lift and emissions control.
Social: The safety of our employees and customers is our first priority. It is our goal to ensure that “No One Gets Hurt,” one of our Core Values. Each of our employees is empowered to request a “Stop Work” in the event that they observe an unsafe working environment. In order to further enhance our safety program, we initiated a system to track near-misses and first-aid incidents. In addition, we continue to include safety as a performance measure in our short-term incentive plan in order to further incentivize safe conduct. In 2022, the target Total Recorded Incident Rate (“TRIR”) and “Perfect Days” under our short-term incentive plan was 0.90 and 70%, respectively. We achieved a TRIR of 1.56 and Perfect Days of 78%. Perfect Days are defined under the plan as those days without a recordable, first aid or environmental incident; property damage; or a motor vehicle accident. The percentage of Perfect Days is equal to the number of Perfect Days divided by 365. Through our focus in this area, our TRIR has decreased by 36% since our initial public offering.

We are also focused on the ethical procurement of products and materials through our supply chain management program. Through our Human Rights Policy Statement and Supplier Code of Conduct, we are focused on ensuring that we and our suppliers protect the human rights of our employees and contractors. It is our expectation that the Human Rights Policy Statement and Supplier Code of Conduct will serve as the backbone for further improvements in this area going forward.
We are also focused on creating value for our stockholders through our commitment to the communities in which we operate. Furthermore, we are committed to the professional growth of our employees. Through the Company’s succession planning program, our board of directors periodically receives a report regarding the development of high potential employees and actions that are being taken to further their professional development.
Conflict Minerals Policy. Our Conflict Minerals Policy (the “Conflict Minerals Policy”) is another part of our commitment to being a responsible corporate citizen and complying with SEC regulations requiring publicly traded companies to file annual reports disclosing certain “conflict minerals” (defined as tin, tungsten, tantalum and gold, or their derivatives) that originate from the Democratic Republic of Congo and its adjoining countries and that are necessary to the functionality of products we manufacture or contract to manufacture. We are committed to the responsible sourcing of materials, products and components and to exercising diligence over our sourcing practices so as not to support human rights abuses. We have taken steps to establish a due diligence framework and compliance program and have implemented the Conflict Minerals Policy across the Company. We also communicate to our suppliers our expectation that they will cooperate with our efforts in this area. A copy of the Conflict Minerals Policy is available on our website at www.f-e-t.com under “Corporate Governance” in the “Investor” section.
Stockholder Engagement and Investor Outreach. Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year. In addition, in the first quarter 2022, we conducted an outreach to the top 35% of our stockholders in order to discuss the Company’s financial performance, pay for performance and ESG matters. A key area of focus among our stockholders was the Company’s level of long-term indebtedness. Following these meetings, management assessed strategic alternatives that would reduce the Company’s leverage. In connection with the conversion of the Company’s 9.00% Convertible Senior Secured Notes, the Company’s long-term indebtedness decreased by 48%.
Organization of the Committees of the Board of Directors

Audit Committee. The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messr. John A. Carrig and Paul E. Rowsey III. The board of directors has determined that Ms. Angelle and Mr. Carrig are each an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee’s purposes are, among other things, to assist the board of directors with overseeing:
•The integrity of our financial statements;
•Our compliance with legal and regulatory requirements;
•The qualifications, independence and performance of, and selection process for, our independent auditors; and
•The effectiveness and performance of our internal audit function.
The Audit Committee held six meetings during 2022. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.
Compensation and Human Capital Committee. The Compensation and Human Capital Committee currently consists of Messrs. Louis A. Raspino, Jr. (Chairperson), Paul E. Rowsey III, and Michael McShane. Each of Messrs. Raspino, Rowsey and McShane is a “non-employee director” as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation and Human Capital Committee are, among others, to:
•    Review and approve or recommend, as applicable, corporate compensation goals and objectives relevant to our Chief Executive Officer and other executive officers;

•    Evaluate with our board of directors, taking into account the Company’s compensation goals and objectives, the performance of our Chief Executive Officer and, in consultation with the Chief Executive Officer, our other executive officers;
•    Review, evaluate and approve or recommend, as applicable, our agreements, plans, policies and programs to compensate our executive officers, in light of our goals and objectives relative to executive compensation, and our directors; and
•    Perform such other functions as the board of directors may assign to the Compensation and Human Capital Committee from time to time.

The Compensation and Human Capital Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Three committee meetings were held during 2022. The board of directors has adopted a written charter for the Compensation and Human Capital Committee, which is available on our website at www.f-e-t.com as described above.
Nominating, Governance and Sustainability Committee. The NG&S Committee currently consists of Mr. John A. Carrig (Chairperson), Ms. Evelyn M. Angelle and Dr. Emily Reichert, Ph.D. The purposes of the NG&S Committee are, among others, to:
•Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;
•Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;
•Advise as to the appropriate composition of the board of directors and its committees;
•Oversee sustainability matters, including through the review of relevant metrics, emerging trends, our overall performance, risks and opportunity assessments and management processes related to the Company’s ESG program; and
•Perform such other functions as the board of directors may assign to the NG&S Committee from time to time.
The NG&S Committee establishes, and reviews and approves the criteria, of the annual evaluation for the board of directors, its committees, and the Chief Executive Officer. The NG&S Committee Chairperson, Lead Independent Director, and Executive Chairman review the results of each of the evaluations and lead discussions with the board of directors on each evaluation. Following the board of director’s review of the Chief Executive Officer evaluation, the Lead Independent Director or Executive Chairman reviews the results with the Chief Executive Officer. In addition, the NG&S Committee receives a health and safety report from management at every regularly scheduled meeting.
The NG&S Committee held three meetings during 2022. The board of directors has adopted a written charter for the NG&S Committee, which is available on our website at www.f-e-t.com as described above. The NG&S Committee reports to the board of directors regarding the oversight responsibilities that have been delegated, including climate related risks and opportunities, information technology initiatives and cybersecurity matters that may impact Forum.
Director nominees are identified and considered for appointment to our board of directors after taking into consideration the individual's demonstrated record of leadership, financial and operations expertise, industry experience, demographics and any other skills deemed relevant. Although the board of directors does not have a formal diversity policy, the NG&S Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. As part of the search process for each new director, the NG&S Committee actively seeks out women and minority candidates to include in the pool from which director nominees are chosen (and affirmatively instructs any search firm the NG&S Committee engages to do so). Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the Company’s best interests and our stockholders, are also factors considered by the NG&S Committee.

The NG&S Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the NG&S Committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance and Sustainability Committee, in care of John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. The recommendation should contain the following information:
•The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;
•The principal occupation or employment of the nominee;
•The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and
•Any other information the stockholder may deem relevant to the committee’s evaluation.
Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS
Procedures for approval of related person transactions

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•Any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•Any person who is known by us to be the beneficial owner of more than 5% of our common stock;
•Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and
•Any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, and (3) whether the transaction is material to us.

Transactions with our significant stockholders, directors and officers

During 2021 and 2022, a subsidiary of Forum sold and purchased products and equipment to and from Endurance Lift Holdings LLC (“Endurance Lift”). Forum recognized revenue and made payments in an aggregate amount totaling approximately $0.2 million in 2021 and $0.8 million in 2022 from such sales and purchases. Mr. Schmitz is the Chief Executive Officer of Endurance Lift. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2021 and 2022 for Forum and less than 1% of Endurance Lift’s 2021 and 2022 consolidated gross revenues. Mr. Schmitz retired from our board of directors in March 2023.
During 2021 and 2022, a subsidiary of Forum sold equipment to Axis Energy Services, LLC (“Axis”). Forum recognized revenue in an aggregate amount totaling approximately $0.2 million in 2021 and $0.5 million in 2022 from such sales. Mr. Schmitz is a member of the board of directors of Axis. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2021 and 2022 for Forum and Axis.
During 2021 and 2022, a subsidiary of Forum sold products and equipment to Nine Energy Service, Inc. (“Nine Energy”). Forum recognized revenue in an amount totaling approximately $6.6 million in 2021 and approximately $6.4 million in 2022. Also during 2021 and 2022, a subsidiary of Forum sold products and equipment to National Energy Services Reunited Corp. (“NESR”). Forum recognized revenue in an amount totaling approximately $3.3 million in 2021 and $4.0 million in 2022. SCF is a major stockholder of Nine Energy and is affiliated with an entity that is a major stockholder of NESR. These sales were made based on arms-length terms between the parties and represent less than 2% of the consolidated gross revenues for 2021 and 2022 for Forum, less than 2% of Nine Energy’s 2021 and 2022 consolidated gross revenues and less than 1% of NESR’s 2021 and 2022 consolidated gross revenues, as applicable. Messrs. David Baldwin and Andrew

Waite serve as a Partner and Managing Partner, respectively, of SCF Partners L.P. Messrs. Baldwin and Waite retired from our board of directors in March 2021 and December 2021, respectively.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.
Our executive compensation program is designed to attract, motivate and retain our talented executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read the “Executive Compensation” section below for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation of our named executive officers.
The Compensation and Human Capital Committee reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:
•Motivate our executives to achieve key safety, operating, and financial performance goals that enhance long-term stockholder value;
•Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and
•Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

To support our compensation and governance philosophy, we have adopted the following “best practices”:

What We Do:		What We Don’t Do:
☑	Emphasis on Variable Compensation. 80% of Mr. Lux’s target compensation and 73% of our other NEO’s target compensation is variable.		No Excise Tax Gross-Ups. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
☑	Long-Term Incentive Value Performance-Based. Half of the 2022 equity incentive opportunity for our NEOs (other than Mr. Gaut) is contingent upon achievement of specific levels of absolute stock price.
Prohibition on Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock.

☑	Clawbacks. Both our short-term cash incentive compensation program and our stock incentive plan have recoupment features.		No Perquisites. We do not provide any material perquisites to our NEOs.
☑
Stock Ownership Requirements. Our NEOs and non-employee directors have specific minimum ownership obligations, including a requirement that our CEO must hold equity with a value greater than or equal to 5x his base salary.
☒
No Single Trigger Change-in-Control Benefits. Cash severance and accelerated vesting of equity incentives require both the consummation of a change-in-control and a qualifying termination of employment.

☑
Annual Compensation Risk Assessment. To ensure that our programs are designed to motivate strong performance without encouraging excessive and unnecessary risk-taking, we conduct annual assessments led by the Committee’s independent compensation consultant.
		☒	No Repricing. Our plans prohibit repricing or cash buyout of underwater stock options without stockholder approval.
☑
Independent Compensation Consultant. The Compensation and Human Capital Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

We value the input of our stockholders, and appreciate the strong support that they have historically expressed for the design of our programs. We are asking our stockholders to indicate their support for our named executive officers’

compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:
“RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other narrative discussion in the proxy statement for the 2023 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation and Human Capital Committee. We expect, however, that our Compensation and Human Capital Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers. Our board of directors has currently adopted a policy of holding annual “Say-on-Pay” votes and thus, unless such policy is modified, the next advisory resolution to approve executive compensation after the annual meeting will be at our annual meeting of stockholders to be held in 2024.
Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION
Introduction
We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are permitted to provide more limited executive compensation disclosures, comprised of the tables and narrative that follow. Further, our reporting obligations extend only to the executives who served as our chief executive officer during the fiscal year and our two other most highly compensated executive officers as of fiscal year end. We refer to these four individuals, as listed below, as our “named executive officers” (“NEOs”) for the year ended December 31, 2022.

Name            Position
Neal A. Lux        President and Chief Executive Officer
C. Christopher Gaut    Executive Chairman of the Board
D. Lyle Williams     Executive Vice President and Chief Financial Officer
John C. Ivascu         Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Mr. Gaut served as our President, Chief Executive Officer and Chairman through February 18, 2022, at which date he assumed the role of Executive Chairman. As of this same date, Mr. Lux was promoted from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer.
Business Highlights
We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

In 2022, we accomplished the following under the direction of management:

•Achieved net income of $4 million, a 104% improvement over the prior year, and adjusted EBITDA2 of $58.7 million, a 194% improvement over our 2021 results; maintained a strong financial liquidity position; and successfully achieved the requirements for mandatory conversion of $122.8 million, or approximately 48%, of our 9.00% Convertible Senior Secured Notes due August 2025; and
•Achieved a Company-wide TRIR of 1.56 and 78% perfect days, and continued our Company’s strong safety performance through the institution of programs aimed at protecting our employees and consultants.
Compensation Highlights
With respect to our 2022 compensation programs, the Compensation and Human Capital Committee took several key actions impacting our NEOs, including the following:

•Granted performance awards tied to our absolute and relative total stockholder return, which constituted at least 50% of NEO long-term incentive compensation opportunity for 2022; and
•Established challenging 2022 performance objectives under our annual cash-based Executive Management Incentive Plan, which paid out at 137% of target based on the strong financial and safety performance noted above.
2 See Appendix A for a reconciliation of GAAP to non-GAAP financial measures.

Summary Compensation Table for 2022

The following table provide information regarding the compensation awarded to or earned by our named executive officers in the prior two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Neal A. Lux (5) President and Chief Executive Officer	2022	564,461	―	1,703,239	1,291,584	12,200	3,571,484
	2021	370,817	―	794,836	301,473	―	1,467,126
C. Christopher Gaut Executive Chairman of the Board	2022	515,385	112,500	660,871	5,864,110	12,200	7,165,066
	2021	600,000	―	1,768,729	674,025	173,562	3,216,316
D. Lyle Williams EVP and Chief Financial Officer	2022	416,385	—	946,264	1,131,829	12,200	2,506,678
	2021	370,339	―	794,836	301,473	2,133	1,468,781
John C. Ivascu EVP, General Counsel, Chief Compliance Officer and Corporate Secretary	2022	346,000	—	615,072	1,243,665	12,200	2,216,937

(1)The amount in this column for Mr. Gaut reflects the portion of his cash transition incentive bonus earned during 2022, as described in more detail under “CEO Transition” below.
(2)    The amounts in this column reflects the grant date fair value of restricted stock units, phantom units, and performance-based restricted stock units, as applicable, as determined in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value of phantom stock units and restricted stock units issued in 2022 and 2021 was $18.94 and $18.79 per unit, respectively, based on the closing price of a share of our common stock on the date of grant. The grant date fair value of performance-based restricted stock units granted in 2022 ranged from $16.13 to $17.66 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $18.94; (b) a hurdle price of $23.68; (c) simulation term of 3 years; (d) volatility of 100.50%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 1.67%. The hurdle price for the performance-based restricted stock units is approximately 125% of the Company's closing stock price on the grant date. The grant date fair value of performance-based restricted stock units granted in 2021 ranged from $12.15 to $17.90 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $18.79; (b) a hurdle price of $23.49; (c) simulation term of 3 years; (d) volatility of 100.51%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 0.22%. For additional information, see Note 15 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2022.
(3)    The amounts in this column reflect: (i) for 2021 and 2022, the Executive Management Incentive Plan award payments that we made to each individual for service in the applicable fiscal year, which were paid during the first quarter of 2023 and 2022, respectively, and (ii) for 2022, the cash payment under each NEO’s three-year cash based performance award granted in 2020, as described in more detail under “Long-Term Incentives—2020 Cash-Based Performance Award Payout” below.
(4)    This column includes interest payments credited in 2021 under the Company’s Deferred Compensation Plan that exceeded the IRS Applicable Federal Rates. The Deferred Compensation Plan was terminated in June 2020 and all funds were distributed in September 2021. For 2022, this column reflects Company matching contributions under the 401(k) Plan.
(5)    Effective February 18, 2022, Mr. Gaut assumed the role of Executive Chairman and Mr. Lux was appointed as President and Chief Executive Officer. Mr. Gaut previously served as our President, Chief Executive Officer and Chairman and Mr. Lux previously served as our Executive Vice President and Chief Operating Officer.

CEO Transition

On February 18, 2022, Mr. Lux succeeded Mr. Gaut as President and Chief Executive Officer, and Mr. Gaut become Executive Chairman. In connection with his appointment as President and Chief Executive Officer, our board of directors approved the following changes to Mr. Lux’s compensation:
•Increased base salary from $369,000 to $600,000;
•Increased target bonus from 80% to 100% of his base salary;
•Granted 47,519 performance restricted stock units (“Performance RSUs”), which will vest based on continued service over three years and achievement of designated stock price hurdles; and
•Granted 47,519 restricted stock units (“RSUs”), which will vest ratably over a period of three years.
In addition, in connection with his transition to Executive Chairman, our board of directors approved a letter agreement with Mr. Gaut (the “Gaut Agreement”) that provided the changes below to his compensation. Mr. Gaut's 2022 total target compensation equaled $1,810,871, or a 40% reduction compared to 2021:
•Decreased base salary from $600,000 to $500,000;
•Reduced target bonus from 110% to 100% of his base salary;
•Granted a cash transition incentive bonus of $150,000 that vests in equal quarterly installments over a one-year period;
•Granted 33,084 cash-settled phantom units that will vest in equal installments over two years; and
•Waived Mr. Gaut’s right to future severance benefits under his severance agreement.

Elements of Total Direct Compensation for Our NEOs

Material elements of total direct compensation for 2022 for our NEOs are listed below, together with the objectives that we believe each element supports.

Element	Objectives
Base Salary
•Fixed annual cash salary paid to the executive	•Provides a competitive fixed payment to the executive for his or her service, experience and skill •Set at a reasonable level that allows us to attract and retain top talent
Short-Term Cash Incentive
•Cash bonus opportunity •Payable based upon achievement of annual financial and operational goals	•Aligns the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, strategic business objectives, net debt reduction and safety objectives
Long-Term Incentive Grants
•Equity-based incentive awards vesting over multiple years
•In 2022, we incentivized our NEOs (other than Mr. Gaut) through a combination of:
–50% Performance RSUs that vest over three years based on our achievement of a minimum stock price hurdle of $23.68, equal to 125% of the Company's stock price on the date of grant, and continuous service
–50% RSUs that vest ratably over three years based on continuous service
•In 2022, in connection with his transition to Executive Chairman, Mr. Gaut received cash-based phantom units that vest ratably over two years based on continuous service

•Provides strong retention value with multi-year vesting
•Promotes alignment between our NEOs and shareholders by encouraging development of long-term equity ownership
•Aligns the compensation of our NEOs with our performance by linking payments directly to our stock price

Other Key Elements
•Participation in 401(k) Plan and health and welfare benefits •Severance benefits	•Designed to be market-competitive to allow us to attract and retain key talent

Base Salary

Base salary is the fixed annual compensation we pay to each NEO for performing specific job responsibilities and is based on the executive’s level of experience and requisite skills. It represents the minimum income an NEO may receive in any year. Base salaries are determined for each NEO based on the executive’s position and responsibility. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The severance agreements we maintain with the NEOs (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary.

The table below sets forth each NEO’s base salary as of December 31, 2022. In February 2022, the base salaries for Messrs. Lux and Gaut were modified as described under “CEO Transition” above, and the base salaries for Messrs. Williams and Ivascu were increased by $56,000 and $26,000, respectively, to better reflect market pay levels and in recognition of their significant contributions to the Company.

Executive	Base Salary as of 12/31/2022
Neal A. Lux	$600,000
C. Christopher Gaut	$500,000
D. Lyle Williams	$425,000
John C. Ivascu	$350,000
Executive Management Incentive Plan

Our Executive Management Incentive Plan (the “EMIP”) for 2022 was designed to incentivize and reward key executives having a significant impact on our achievement of overall corporate performance goals. The Compensation and Human Capital Committee, or board of directors in the case of Messrs. Lux and Gaut, approved each NEO’s target bonus opportunity for 2022 under the EMIP. In connection with the CEO Transition described above, the target bonus opportunities for Messrs. Lux and Gaut were adjusted for the remainder of 2022, resulting in a blended target that reflects their prior target bonus opportunity through February 19, 2022 (80% and 110%, respectively) and their revised target bonus opportunity thereafter (100% and 100%, respectively). The following table sets out the blended target and blended maximum bonus levels for 2022 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Blended Target Bonus (% of 2022 base salary earned)	Blended Max Bonus (% of 2022 base salary earned)
Neal A. Lux	97%	195%
C. Christopher Gaut	101%	203%
D. Lyle Williams	80%	160%
John C. Ivascu	80%	160%

The 2022 EMIP has a built-in threshold such that no bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level, referred to as “over-achievement,” the participant is eligible to receive up to the maximum bonus in the table above (or 200% of the target bonus). The following graph summarizes the payout levels for the various achievement levels of the established performance goals.

EMIP Performance Metrics
Performance for the 2022 EMIP was measured in terms of EBITDA, safety, free cash flow and strategic objectives comprised of SG&A management and inventory reduction. These metrics were chosen because the Compensation and Human Capital Committee, and board of directors in the case of Messrs. Lux and Gaut, concluded that using EBITDA, free cash flow and strategic objectives as measures align the interests of the executives with those of our stockholders. Safety, one of our Core Values, continues to be a measure given its importance to our employees, customers and to our reputation. The weightings for the four 2022 EMIP metrics were as follows:

Performance Measure	Weighting
EBITDA	50%
Net Debt Reduction	10%
Safety TRIR Perfect Days	5% 5%
Strategic Objectives	30%
EBITDA. The EBITDA measure was derived from the 2022 financial plan set by our board of directors. The calculation of the EBITDA measure takes into account adjustments for non-operating items in a manner consistent with Forum’s earnings releases.
Net Debt Reduction. The net debt reduction measure was adopted in order to emphasize management's focus on deleveraging the Company's balance sheet. The calculation of the net debt reduction measure excludes liabilities incurred with the formal approval of our board of directors (or its committee) after establishment of the initial target. The 2022 EMIP provided that notwithstanding the net debt reduction measure performance, in the event that the conditions set forth in our 9.00% Convertible Senior Secured Notes indenture were satisfied during 2022 to allow for conversion of the notes, the net debt reduction measure would be earned at not less than 200% of target.
Safety Performance. The safety measure was based one-half on the Company’s consolidated TRIR, which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The target was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry. Threshold and over-achievement TRIR levels were set to create stretch goals for management. For purposes of calculating over-achievement, TRIR performance must be less than the approved target level.
The safety measure was also based one-half on the percentage of “perfect safety days.” A “perfect safety day” is defined as one in which there are no recordable or first aid safety incident, motor vehicle accidents, environmental incidents or property damage. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line.
Strategic Objectives. The Strategic Objectives measure is intended to encourage an increased focus on key aspects of our business strategy. This measure is subject to the Compensation and Human Capital Committee’s, or the board of directors’, full discretion and was based on the Company’s overall performance in respect of each measure. The strategic objectives established by the Compensation and Human Capital Committee and the board of directors, in respect of Messrs. Lux and Gaut, are set forth below along with the subjective assessment of each.

2022 EMIP Payout
The table below sets forth the components and calculation of the total performance payout factor under our 2022 EMIP, including target and actual performance and performance metric weightings for the Company’s executive officers.

Performance Measure	2022 Target	2022 Achievement	Percent of Target Earned	Times Weighting	Equals Weighted Percent of Target Earned
EBITDA Consolidated ($MM)	$54.7	$58.7	136%	50%	68%
Net Debt Reduction ($MM) (1)	$10.0	$13.8	200%	10%	20%
Safety (TRIR)	0.90	1.56	0%	5%	0%
Safety (Perfect Days)	70%	78%	200%	5%	10%
Strategic Objectives ($MM)	See below	See below	130%	30%	39%
TOTAL					137%
(1)     The 2022 EMIP provided that notwithstanding the net debt reduction measure performance, in the event that the conditions set forth in our 9.00% Convertible Senior Secured Notes indenture were satisfied during 2022 to allow for conversion of the notes, the net debt reduction measure would be earned at not less than 200% of target.

Strategic Objectives Assessment:
•Achieve at least one quarter of positive net income – Target;
•Improve performance versus formal guidance – Between target and over achievement;
•Develop energy transition funnel and increase ISS ESG “Environmental” score – Between target and over achievement;
•Incremental margins greater than or equal to gross margins – Target;
•Develop new products and solutions that will increase our sustainable competitive advantage in markets we target – Between target and over achievement; and
•Revenue growth for key product families greater than or equal to market drivers – Target.

In accordance with the terms of the EMIP, EBITDA is adjusted as necessary for acquisitions consummated during the year and other non-recurring items as determined by the Compensation and Human Capital Committee to be appropriate. Awards under our EMIP were determined following an analysis of our 2022 financial results. Final EMIP payouts for each NEO for 2022 were as shown below:

Executive	EMIP Target ($)	EMIP Payment ($)	2022 EMIP Payment as % of Base Salary at 12/31/2022
Neal A. Lux	$600,000	$751,302	137%
C. Christopher Gaut	$500,000	$714,966	137%
D. Lyle Williams	$340,000	$455,858	137%
John C. Ivascu	$280,000	$378,801	137%

Long-Term Incentives

2022 Long-Term Incentives
We believe that long-term awards are the strongest link between executive pay and stockholder interests and, therefore, comprise the largest component of our executive compensation program. In 2022, we utilized the following vehicles to grant long-term incentive awards to our NEOs:

LTI Vehicle	Performance Orientation	Vesting
Performance Restricted Stock Units
Shares earned based on meeting or exceeding a stock price per share of $23.68 for twenty trading days (whether or not consecutive) during the following portions of the three-year performance period ending February 18, 2025:
•Tranche 1 (1/3 of the award): February 18, 2022 (date of grant) through February 18, 2025
•Tranche 2 (1/3 of the award): February 18, 2023 through February 18, 2025
•Tranche 3 (1/3 of the award): February 18, 2024 through February 18, 2025

Tranche 1 of the award was earned on August 8, 2022 based on attainment of the stock price condition, but remains subject to time-based vesting.
Vests ratably over a three-year period subject to achievement of performance targets
Restricted Stock Units	Realized value varies with stock price	Vests in equal annual installments over three years
Cash-Based Phantom Units	Cash-settled award that fluctuates in value directly with our stock price	Vests in equal annual installments over two years
Our Compensation and Human Capital Committee, and our board of directors in respect of Messrs. Lux and Gaut, granted the following equity-based long-term incentive compensation awards in 2022 to each of the NEOs.

Executive	Performance RSUs	RSUs	Cash-Based Phantom Units	Total Grant Date Value ($)
Neal A. Lux	47,519	47,519	―	$1,703,239
C. Christopher Gaut	―	―	33,085	$660,871
D. Lyle Williams	26,400	26,400	―	$946,264
John C. Ivascu	17,160	17,160	―	$615,072
Forfeiture of 2019 SARs
Each of the NEOs received a grant of stock appreciation rights (SARs) in 2019, which were scheduled to vest on October 31, 2022 and would have settled in common stock as soon as practicable thereafter. Settlement was to a threshold condition that the average closing price of a share of the Company’s common stock over the twenty trading days prior to the settlement date is equal to or greater than $100.00. Because this threshold condition was not achieved, the 2019 SARs were forfeited on October 31, 2022.
2020 Cash-Based Performance Award Payout
Each of the NEOs received a cash-based performance award in 2020 that was eligible to be earned based on absolute and relative total shareholder return (“TSR”) over the performance period beginning on February 21, 2020 and ending on

December 31, 2022. The target cash-based performance awards were established based on each NEO's position and responsibilities at such time (including, for Mr. Gaut, his service as Chief Executive Officer at such time). Payment under the 2020 cash-based performance award could range from 0% if relative TSR performance was in last place among the peer group and up to 300% of the target award if the Company’s relative TSR performance was at the top of the peer group, with target earned based on a sixth place ranking among the 11 members of the peer group (including the Company). If absolute TSR over the performance period was negative, no more than 100% of the target award would be paid, and if absolute TSR was 20% or greater, at least 100% of the target award would be paid, in each case, regardless of relative TSR performance. The 2020 cash-based performance awards were the largest component of our 2020 long-term incentive compensation program and were intended to align the compensation of our NEOs with our performance by linking payments directly to our relative and absolute stock price performance over a three-year performance period.
The Company’s TSR performance during the performance period resulted in the Company being ranked second among the members of the peer group, resulting in a payout percentage of 260%. The Company’s absolute TSR was 45.9%, and as a result, no further adjustment was made. The table below sets forth each NEO’s target award and earned payout, which were paid in the first quarter 2023.

Executive	Target Award ($)	Earned Payment ($)
Neal A. Lux	$207,801	$540,282
C. Christopher Gaut	$1,980,440	$5,149,144
D. Lyle Williams	$259,989	$675,971
John C. Ivascu	$332,640	$864,864

Outstanding Equity Awards at 2022 Fiscal Year End

The table below sets forth awards that were granted under the Forum Energy Technologies, Inc. Amended and Restated 2016 Stock and Incentive Plan (the “2016 Plan”) and prior to the adoption thereof. Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unxercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Neal A. Lux					2,249(2)	66,346	7,983(4)	235,499
					7,982(3)	235,469	31,679(8)	934,531
					7,250(5)	213,875
					15,965(6)	470,968
					15,840(7)	467,280
					47,519(9)	1,401,811
C. Christopher Gaut	6,342	―	$521.00	2/21/2023	21,433(2)	632,274	22,175(11)	654,163
	6,642	―	$539.20	2/21/2024	22,174(10)	654,133
	8,535	―	$373.60	2/20/2025	18,729(5)	552,506
	14,610	―	$187.80	2/19/2026	22,317(13)	658,352
	5,586	―	$402.00	2/20/2027	33,085(12)	976,008
D. Lyle Williams	249	―	$356.80	2/28/2022	2,814(2)	83,013	7,983(4)	235,499
	758	―	$373.60	2/21/2025	7,982(3)	235,469	17,600(8)	519,200
	1,645	―	$187.80	2/19/2026	7,250(5)	213,875
	707	―	$402.00	2/20/2027	15,965(6)	470,968
	1,499	―	$240.00	2/16/2028	8,800(7)	259,600
					26,400(9)	778,800
John C. Ivascu	355	―	$278.40	8/27/2025	3,600(2)	106,200	5,322(4)	156,999
					5,321(3)	156,970	11,440(8)	337,480
					6,042(5)	178,239
					10,643(6)	313,969
					5,720(7)	168,740
					17,160(9)	506,220

(1)Amounts in this column were calculated by assuming a market value of our common stock of $29.50 per share, the closing price of our common stock on December 30, 2022, the last trading day of 2022.
(2)Restricted stock units that vested on February 21, 2023.
(3)Performance cash-settled phantom stock units granted on February 19, 2021, for which the stock price performance condition has been satisfied, which vested on on February 19, 2023. The phantom stock units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(4)Performance cash-settled phantom stock units granted on February 19, 2021 that are expected to be settled on February 19, 2024, subject to achievement of a minimum stock price threshold of $23.49, which was 125% of the Company’s closing stock price on the grant date, for a total of

20 trading days during the period from February 19, 2023 through February 19, 2024. The phantom stock units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(5)Restricted stock units for which the stock price performance condition has been satisfied that now vest on August 12, 2023. The RSUs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(6)Restricted stock units that vest in two equal annual installments on February 19, 2023 and February 19, 2024.
(7)Performance restricted stock units granted on February 18, 2022 for which the stock price performance condition has been satisfied, which vested on February 18, 2023.
(8)Performance Restricted stock units granted on February 18, 2022 that are expected to be settled in equal annual installments on February 18, 2024 and February 18, 2025, subject to achievement of a minimum stock price threshold of $23.68, which was 125% of the Company’s closing stock price on the grant date, for a total of 20 trading days during the following portions of the three-year performance period ending February 18, 2025: Tranche 2: February 18, 2023 through February 18, 2025; and Tranche 3: February 18, 2024 through February 18, 2025. The Performance RSUs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(9)Restricted stock units that vest in three equal annual installments on February 18, 2023, February 18, 2024 and February 18, 2025.
(10)Performance restricted stock units granted on February 19, 2021, for which the stock price performance condition has been satisfied, which vested on February 19, 2023. The Performance RSUs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(11)Performance restricted stock units granted on February 19, 2021 that are expected to be settled on February 19, 2024, subject to achievement of a minimum stock price threshold of $23.49, which was 125% of the Company’s closing stock price on the grant date, for a total of 20 trading days during the period from February 19, 2023 through February 19, 2024. The Performance RSUs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(12)Cash-settled phantom units that vest in two equal annual installments on February 18, 2023 and February 18, 2024.
(13)Cash-settled phantom units that vested on February 19, 2023.

Severance Agreements

Each of Messrs. Lux, Williams and Ivascu are party to a severance agreement with us. Under these severance agreements, in the event an NEO’s employment is terminated by us without “Cause” (and not as a result of death or disability) or by the NEO for “Good Reason,” the NEO will be entitled to receive the following benefits:
•A lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) the NEO’s annual base salary at the time of the termination plus (B) the NEO’s annual base salary multiplied by the NEO’s highest target bonus opportunity in the year of termination or the two preceding years;
•A lump sum payment of an amount equal to the NEO’s unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives;
•A lump sum payment of an amount equal to the NEO’s bonus for the calendar year in which such termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives; and
•If the NEO elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.

Our severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control. The severance agreements provide that any payments or benefits to which the NEO may be entitled (whether under the agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the NEO. If the NEO is terminated for any reason other than those described above, the NEO will continue to receive his compensation and benefits through the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the severance agreements, subject to certain exceptions, the NEO’s may not compete in the market in which we and our respective affiliates engage during the NEO’s employment and for two years following the termination thereof.

As used in the severance agreements:

•“Cause” generally occurs when the NEO has (1) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (2) materially breached any material provision of his agreement or any written corporate policy, (3) willfully engaged in conduct that is materially injurious to us or (4) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.
•“Good Reason” generally means any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating NEOs, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his or her compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $20,500 for 2022). Additionally, participants age 50 years and older may make a “catch-up contribution” to the 401(k) Plan each year up to an amount set by statute ($6,500 for 2022).

We have the discretion to provide a profit-sharing contribution to each participant depending on the Company’s performance for the applicable year. There were no profit-sharing contributions made in 2022. The Company reinstated matching contributions under the 401(k) Plan in January 2022. We matched 100% of each employee’s (including the NEO’s) contributions up to 3% of cash compensation deferred and 50% of each employee’s (including the NEO’s) contributions up to the next 2% of cash compensation deferred.
We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	53,369	$349.07	325,801(2)
Equity compensation plans not approved by security holders	—	—	—
Total	53,369	$349.07	325,801

(1) Consists of the 2016 Plan and the Employee Stock Purchase Plan. The Employee Stock Purchase Plan was suspended in January 2020.
(2) Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, SARs, stock awards and stock units.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" and certain financial performance of the Company. The compensation actually paid does not reflect the actual amount of compensation earned by or paid during the applicable year. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation.”

Year	Summary Compensation Table Total for Mr. Gaut ($)	Compensation Actually Paid to Mr. Gaut(1) ($)	Summary Compensation Table Total for Mr. Lux ($)	Compensation Actually Paid to Mr. Lux(2) ($)	Average Summary Compensation Table for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(5) ($)	Net Income(6) ($)
2022	7,155,857	9,292,123	3,593,144	5,238,826	2,362,076	3,415,962	247.90	3,712,000
2021	3,216,316	3,466,505	―(7)	―(7)	1,467,954	1,497,920	134.87	(82,651,000)

(1)     Represents the amount of “compensation actually paid” to Mr. Gaut, as computed in accordance with SEC rules and does not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation determine the compensation actually paid. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Mr. Gaut	2022 ($)	2021 ($)
Summary Compensation Table Total	7,155,857	3,216,316
Less, value of Stock Awards reported in Summary Compensation Table	(660,871)	(1,768,729)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	910,001	1,339,879
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years	1,545,369	372,619
Plus, year over year change in fair value of equity awards granted in prior years that vested in the year	372,767	306,420
Less, prior year-end fair value of equity awards granted in prior years that failed to meet vesting conditions in the year	(31,000)	—
Compensation Actually Paid to Mr. Gaut	9,292,123	3,466,505

(2)    Represents the amount of “compensation actually paid” to Mr. Lux, as computed in accordance with SEC rules and does not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation determine the compensation actually paid. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Mr. Lux	2022 ($)
Summary Compensation Table Total	3,593,144
Less, value of Stock Awards reported in Summary Compensation Table	(1,703,239)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	2,635,750
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years	599,995
Plus, year over year change in fair value of equity awards granted in prior years that vested in the year	126,176

Less, prior year-end fair value of equity awards granted in prior years that failed to meet vesting conditions in the year	(13,000)
Compensation Actually Paid to Mr. Lux	5,238,826

(3)     Represents the average of the amounts reported for the NEOs as a group, excluding any NEO who served as Chief Executive Officer during any portion of the applicable year, in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating these amounts are as follows: (i) for 2022, Mr. Williams and Mr. Ivascu; and (ii) for 2021, Mr. Lux and Mr. Williams.

(4)     Represents the average amount of “compensation actually paid” to the NEOs as a group, as listed in footnote 3, as computed in accordance with SEC rules and does not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation determine the compensation actually paid. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Average Non-PEO NEOs	2022 ($)	2021 ($)
Average Summary Compensation Table Total	2,362,076	1,467,954
Less, average value of Stock Awards reported in Summary Compensation Table	(780,668)	(794,836)
Plus, year-end average fair value of outstanding and unvested equity awards granted in the year	1,208,077	687,148
Plus, average year over year change in fair value of outstanding and unvested equity awards granted in prior years	527,875	65,126
Plus, average year over year change in fair value of equity awards granted in prior years that vested in the year	115,102	72,528
Less, average prior year-end fair value of equity awards granted in prior years that failed to meet vesting conditions in the year	(16,500)	—
Compensation Actually Paid to Average Non-PEO NEOs	3,415,962	1,497,920

(5)    Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.

(6)     The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(7)     For 2021, Mr. Lux is included as part of the “Non-PEO NEOs,” as he did not serve as Chief Executive Officer during any portion of 2021.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in “Executive Compensation” above, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. The following charts set forth the relationship between compensation actually paid and the Company’s cumulative TSR and between compensation actually paid and the Company’s net income.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed by the Audit Committee as the independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2023. This appointment is being presented to the stockholders for ratification. Deloitte & Touche has been the independent registered public accounting firm for the Company since 2019. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be provided an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of Deloitte & Touche requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche will be replaced in 2023. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2024. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte & Touche in 2022 and 2021.

(In thousands)	2022	2021
Audit Fees (1)	$2,675	$2,589
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2	2
Total	$2,677	$2,591
(1)    Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)    All Other Fees consisted of accounting research tool subscription fees.
The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by Deloitte & Touche in 2022 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), John A. Carrig and Paul E. Rowsey III. Mr. John Schmitz served on the Audit Committee from August 2011 until his retirement from the board of directors in March 2023. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.
Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2022, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board and the SEC. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with Deloitte & Touche LLP its independence from us and received from Deloitte & Touche LLP the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of Deloitte & Touche LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of Deloitte & Touche LLP. In determining whether to reappoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee took into consideration a number of other factors, including the length of time the firm has been engaged, the firm’s capability and expertise in handling the breadth and complexity of the Company’s global operations, including the expertise and capability of the Lead Audit Partner, historical and recent performance, including the extent and quality of Deloitte & Touche LLP’s communications with the Audit Committee, data related to audit quality and performance, including recent Public Company Accounting Oversight Board inspection reports on the firm, and the appropriateness of Deloitte & Touche LLP’s fees, both on an absolute basis and as compared with the Company’s peers.
Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and Deloitte & Touche LLP. The Audit Committee discussed with, and received regular status reports from, the Company’s Chief Financial Officer, Vice President - Internal Audit and Deloitte & Touche LLP on the overall scope and plans for their audits of the Company, including their scope and plans for evaluating the effectiveness of internal control over financial reporting. In addition, the Audit Committee meets with the Chief Financial Officer, Vice President - Internal Audit and Deloitte & Touche LLP, with and without management present, to discuss the results of their respective audits, in addition to private meetings with the General Counsel and Chief Compliance Officer. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States. Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
John C. Carrig

ADDITIONAL INFORMATION
Stockholder Proposals for the 2024 Annual Meeting

To be included in the proxy materials for the 2024 Annual Meeting of Stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than November 28, 2023. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.
Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to our Secretary at our principal executive offices no later than close of business on the 90th day prior to the anniversary of the prior year’s annual meeting date but not earlier than the 120th day prior to such anniversary date. Accordingly, for the 2024 Annual Meeting of stockholders, notice will have to be delivered to our Secretary at our principal offices no earlier than January 13, 2024 or later than February 12, 2024. If, however, the scheduled annual meeting date is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting date, then notice of an item to be brought before the annual meeting will be timely if it is so delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting was first made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. In addition to satisfying the deadlines in the advance notice provisions of our By-Laws, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under these advance notice provisions, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 13, 2024 (or, if the 2024 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2024 Annual Meeting of Stockholders or the 10th day following the date on which announcement of the 2024 Annual Meeting of Stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.
All notices should be directed to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, are available without charge to stockholders upon request to D. Lyle Williams, Executive Vice President and Chief Financial Officer, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Householding

The SEC permits a single copy of the Notice or proxy materials to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice or proxy materials unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice or proxy materials in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice or proxy materials in the future, that stockholder should contact their broker or send a request to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, telephone number (713) 351-7900. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice or proxy materials to a beneficial stockholder at a shared address to which a single copy of the Notice or proxy materials was delivered.

APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in millions)	For the year ended December 31, 2022	For the year ended December 31, 2021

Net income (loss) attributable to common stockholders	$3.7	$(82.7)
Interest expense	31.5	32.0
Depreciation and amortization	37.1	42.2
Income tax expense	6.6	0.7
EBITDA as reported	78.9	(7.8)
% of revenue	11.3%	(1.4)%
Restructuring, transaction and other costs	8.9	9.5
Inventory and other working capital adjustments	(2.7)	5.0
Gain on sale-leaseback transactions	(7.0)	—
Stock-based compensation expense	4.0	7.6
Loss on extinguishment of debt	—	5.3
Loss (gain) on foreign exchange, net	(23.4)	0.4
EBITDA as adjusted [1]	$58.7	$20.0
% of revenue	8.4%	3.7%

Free cash flow, before acquisitions, reconciliation
Net cash provided by (used in) operating activities	$(17.1)	$(15.8)
Capital expenditures for property and equipment	(7.5)	(1.8)
Proceeds from sale-leaseback transactions	32.1	—
Proceeds from sale of property and equipment	3.0	7.0
Free cash flow, before acquisitions [2]	$10.5	$(10.6)

(1)     The Company believes that the presentation of EBITDA and adjusted EBITDA is useful to the Company's investors because they are helpful measures for evaluating the Company's operating performance and liquidity that reflect the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA and adjusted EBITDA are widely used benchmarks in the investment community.
(2)     The Company believes free cash flow, before acquisitions is a useful measure for investors because it encompasses both profitability and capital management in evaluating results.
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ANNUAL MEETING OF STOCKHOLDERS OF

FORUM ENERGY TECHNOLOGIES, INC.

May 12, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/23806/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000000000 3 051223

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Evelyn M. Angelle
- ○ John A. Carrig
- ○ Neal A. Lux

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2 and 3.**

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FORUM ENERGY TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders on May 12, 2023

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints C. Christopher Gaut and John C. Ivascu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Forum Energy Technologies, Inc., to be held May 12, 2023, 8:00 a.m. Central Daylight Time, at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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